Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2015, relating to the consolidated financial statements and financial statement schedule of Boardwalk Partner Pipelines, LP, and the effectiveness of Boardwalk Partner Pipelines, LP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Boardwalk Partner Pipelines, LP for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

December 18, 2015